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                                                                    EXHIBIT 23.3



                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-8 pertaining to the Amended and Restated Interpore International, Inc. Employee Qualified Stock Purchase Plan and to the incorporation by reference therein of our report dated February 4, 1998 (except as to Note 11 for which the date is February 11, 1998), with respect to the consolidated financial statements and schedule of Cross Medical Products, Inc. and Subsidiaries (formerly Danninger Medical Technology, Inc. and Subsidiaries) included in the Interpore International, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 1998 as filed with the Securities and Exchange Commission.



                                          /s/ PRICEWATERHOUSECOOPERS L.L.P.


Columbus, Ohio
September 2, 1999



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